Free Writing Prospectus, dated November 14, 2025

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated October 22, 2025

Registration Statement Nos. 333-290125 and 333-290125-01

Duke Energy Carolinas SC Storm Funding LLC

(Issuing Entity)

PRICING TERM SHEET

$561,398,000 Series A Senior Secured Storm Recovery Bonds (the “Bonds”)

Issuing Entity:	Duke Energy Carolinas SC Storm Funding LLC (“DEC SC Storm Funding”)
Sponsor, Depositor and Initial Servicer:	Duke Energy Carolinas, LLC (“DEC”)
Trustee:	U.S. Bank Trust Company, National Association.
Joint Bookrunners:	RBC Capital Markets, LLC J.P. Morgan Securities LLC
Co-Managers:	Academy Securities, Inc. U.S. Bancorp Investments, Inc.
Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)
Closing Date / Settlement Date:	November 25, 2025(2)
Applicable Time:	12:49 PM (Eastern time) on November 14, 2025
Initial storm recovery charge as a percentage of customer’s total electricity bill:	The initial storm recovery charge is expected to represent approximately 3.27% of the total bill, as of October 31, 2025, received by a 1,000 kWh South Carolina residential customer of DEC.
Proceeds:	The total initial price to the public is $561,355,727. The total amount of the underwriting discounts and commissions is $2,245,592. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $3,169,135) is $559,110,135.
Return on invested capital:	$137,486, per annum

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

(2)	The Issuing Entity expects to deliver the bonds against payment for the bonds on or about November 25, 2025, which will be the seventh business day following the date of pricing of the bonds. Since trades in the secondary market generally settle in one business day, purchasers who wish to trade bonds on the date of pricing or the succeeding five business days will be required, by virtue of the fact that the bonds initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(3)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$561,398,000	10.89	03/01/2044	03/01/2046	4.898%	99.99247%	0.40%	$559,110,135

(3)	Interest on the bonds will accrue from November 25, 2025 and must be paid by the purchaser if the bonds are delivered after that date.

Tranche A-1
CUSIP	26443Y AA3
ISIN	US26443YAA38

EXPECTED SINKING FUND SCHEDULE

Semi-Annual Payment Date	Tranche A-1
9/1/2026	$3,218,298
3/1/2027	$10,405,774
9/1/2027	$10,652,911
3/1/2028	$10,905,917
9/1/2028	$11,164,933
3/1/2029	$11,430,100
9/1/2029	$11,701,565
3/1/2030	$11,979,477
9/1/2030	$12,263,990
3/1/2031	$12,555,259
9/1/2031	$12,853,447
3/1/2032	$13,158,716
9/1/2032	$13,471,236
3/1/2033	$13,791,178
9/1/2033	$14,118,718
3/1/2034	$14,454,038
9/1/2034	$14,797,321
3/1/2035	$15,148,757
9/1/2035	$15,508,540
3/1/2036	$15,876,868
9/1/2036	$16,253,944
3/1/2037	$16,639,975
9/1/2037	$17,035,174
3/1/2038	$17,439,760
9/1/2038	$17,853,954
3/1/2039	$18,277,985
9/1/2039	$18,712,088
3/1/2040	$19,156,500
9/1/2040	$19,611,467
3/1/2041	$20,077,239
9/1/2041	$20,554,073
3/1/2042	$21,042,233
9/1/2042	$21,541,986
3/1/2043	$22,053,608
9/1/2043	$22,577,381
3/1/2044	$23,113,590
Total Payments	$561,398,000

EXPECTED AMORTIZATION SCHEDULE

OUTSTANDING PRINCIPAL BALANCE

Semi-Annual Payment Date	Tranche A-1
Issuance Date	$561,398,000
9/1/2026	$558,179,702
3/1/2027	$547,773,928
9/1/2027	$537,121,017
3/1/2028	$526,215,100
9/1/2028	$515,050,167
3/1/2029	$503,620,067
9/1/2029	$491,918,502
3/1/2030	$479,939,025
9/1/2030	$467,675,035
3/1/2031	$455,119,776
9/1/2031	$442,266,329
3/1/2032	$429,107,613
9/1/2032	$415,636,377
3/1/2033	$401,845,199
9/1/2033	$387,726,481
3/1/2034	$373,272,443
9/1/2034	$358,475,122
3/1/2035	$343,326,365
9/1/2035	$327,817,825
3/1/2036	$311,940,957
9/1/2036	$295,687,013
3/1/2037	$279,047,038
9/1/2037	$262,011,864
3/1/2038	$244,572,104
9/1/2038	$226,718,150
3/1/2039	$208,440,165
9/1/2039	$189,728,077
3/1/2040	$170,571,577
9/1/2040	$150,960,110
3/1/2041	$130,882,871
9/1/2041	$110,328,798
3/1/2042	$89,286,565
9/1/2042	$67,744,579
3/1/2043	$45,690,971
9/1/2043	$23,113,590
3/1/2044	$0

Subject to the terms and conditions in the underwriting agreement among DEC SC Storm Funding, DEC and the underwriters, for whom RBC Capital Markets, LLC and J.P. Morgan Securities LLC are acting as representatives, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the Bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1
RBC Capital Markets, LLC	$280,699,000
J.P. Morgan Securities LLC	$221,753,000
Academy Securities, Inc.	$29,473,000
U.S. Bancorp Investments, Inc.	$29,473,000
Total	$561,398,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below:

	Selling Concession	Reallowance Discount
Tranche A-1	0.24%	0.12%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

Weighted Average Life Sensitivity

		-5% (1.75 Standard Deviations from Mean)		-15% (7.72 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)(1)	WAL (yrs)	Change (days)(1)
A-1	10.89	10.89	0	10.98	32

(1)	Number is rounded to whole days

Assumptions

In preparing the analysis above, the following assumptions, among others, have been made:

(i)	in relation to the initial forecast, the forecast error stays constant over the life of the Bonds and is equal to an overestimate of electricity consumption of 5% (1.75 standard deviations from mean) or 15% (7.72 standard deviations from mean);

(ii)	the servicer makes timely and accurate semi-annually true-up adjustments (at least quarterly beginning twelve months prior to the scheduled final payment date), but makes no interim true-up adjustments;

(iii)	customer write-off rates are held constant at 0.70%, and DEC remits all storm recovery charges on average 28 days after such charges are billed;

(iv)	for purposes of setting subsequent storm recovery charges, and for purposes of calculating actual storm recovery charge collections, net charge-off rate as a percentage of billed revenue and the average days sales outstanding per customer bill are both held constant at DEC’s current levels which are based on the most recent six-month period;

(v)	ongoing financing costs are equal to projections;

(vi)	during the first payment period, interest will accrue for approximately 9 months and the storm recovery charges will be collected for approximately 8 months;

(vii)	there is no acceleration of the final maturity date of the Bonds; and

(viii)	the principal amount and interest rate of the Bonds represent estimates based on current market conditions. Other than as discussed above, there can be no assurance that the weighted average life or the events of default with respect to the Bonds will occur as assumed.

Use of Proceeds

Page 129 of the Prospectus has been updated to remove “An aggregate of approximately $       of such costs are payable to the servicer in connection with set-up costs, including costs incurred in connection with establishing DEC SC Storm Funding and building the necessary information technology systems, processes and reports.” as there are no such amounts being paid to the servicer.

DEC and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents DEC and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, DEC, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling DEC collect at (800) 488-3853, RBC Capital Markets, LLC toll-free at 1-866-375-6829 and J.P. Morgan Securities LLC toll-free at 1-800-408-1016.